Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kadant Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑202855, 33-67190, 333-48498, 333-102223, 333-142247, 333-176371) on Form S-8 of Kadant Inc. of our report dated February 27, 2018, with respect to the consolidated balance sheets of Kadant Inc. as of December 30, 2017 and December 31, 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the fiscal years in the three-year period ended December 30, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 30, 2017, which report appears in the December 30, 2017 annual report on Form 10‑K of Kadant Inc.
Our report dated February 27, 2018 on the effectiveness of internal control over financial reporting as of December 30, 2017 contains an explanatory paragraph that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 30, 2017 the forest products business of NII FPG Company’s (NII FPG) and Unaflex, LLC’s internal control over financial reporting associated with total assets of $209.0 million and total revenues of $48.4 million for NII FPG and total assets of $31.2 million and total revenues of $7.3 million for Unaflex, LLC included in the consolidated financial statements of the Company as of and for the fiscal year ended December 30, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of NII FPG and Unaflex, LLC.

/s/ KPMG LLP
Boston, Massachusetts
February 27, 2018